Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. DECLARES QUARTERLY CASH DIVIDEND

ROCHESTER, N.Y. – February 17, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.17 per share on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on March 24, 2017 to shareholders of record at the close of business on March 14, 2017.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,100 Company stores in 26 states and is the franchisor of 127 Car-X stores in nine states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.